U.S. SECURITIES AND EXCHANGE COMMISSION


                            Washington, DC 20549

                                 Form 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 14, 1997


                 California Micro Devices Corporation
                 ------------------------------------
       (Exact name of registrant as specified in its charter)



         California               33-399-77            94-2672609
         ----------               ---------            ----------
 State or other jurisdiction    (Commission          (IRS Employer
     of Incorporation)           File Number)      Identification No.)


      215 Topaz Street, Milpitas, CA              95035-5430
      -------------------------------             ----------
 (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:     (408)263-3214
                                                         ------------

                           Not Applicable
                           --------------
      (Former name or former address, if changed since last report)


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


Item 7.     Financial Statements and Exhibits
            ---------------------------------



            On January 14, 1997, California Micro Devices Corporation (the "Company") released certain information regarding advanced guidance of the Company's third quarter 1997 financials attached hereto.







































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


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: January 23, 1997     CALIFORNIA MICRO DEVICES CORPORATION


                            By:


                            /s/ John E. Trewin
                            ------------------------------------------
                            John E. Trewin
                            Vice President and Chief Financial Officer


























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                                          NEWS RELEASE
[logo California Micro Devices]
  California Micro Devices          For Further Information Contact:
                                    Jeffrey  Kalb,  President and CEO
                                    (408) 934-3106
                                    John Trewin, Vice President and CFO
                                    (408) 934-3103
                                    Scott Hover-Smoot, General Counsel
                                    (408) 934-3182


           CALIFORNIA MICRO DEVICES ADVISES INCREASED BOOKINGS,
          REDUCED REVENUE, AND SLIGHT PROFIT FOR RECENT QUARTER


Milpitas, CA, January 14, 1997 -- California Micro Devices Corporation (NASDAQ NMS: CAMD) (CMD) today provided advanced guidance with regards to the most recently completed quarter. According to Jeffrey Kalb, President and Chief Executive Officer, "In the quarter ended December 31, 1996, CMD sustained a strong sequential increase in bookings, resulting in about a 1.1 to 1.0 book to bill ratio for the quarter.
This is the first time that book to bill has been more than 1.0 in three quarters." According to Mr. Kalb, "Perhaps we are beginning to see the light at the end of the tunnel. We started into the March 1997 quarter with an 8% greater backlog than the prior quarter, and while most of the orders are still very short-term and with little visibility, we hope this is the beginning of an improvement in our business level. It is too soon to know whether this momentum will be sustained, but it is positive news."

Mr. Kalb went on to say that, "In the quarter ended December 31, 1996, CMD witnessed a larger than expected decline in distribution sell-through into the Taiwan personal computer market. This was partially off-set by an increase in sales in the United States, and resulted in a net decline of about 6% in total revenue compared to our September, 1996 quarter, to about $7.5 million. While the Company had expected some fall-off of sales in Taiwanese markets given the weaker than expected personal computers sales during the quarter, the magnitude of the decline was not anticipated. However, the anticipated margins on those unrealized foreign sales were low, so that in combination with a small one time gain the Company will show approximately a 1 cent per share profit for the December quarter."

Statements contained herein which are not historical facts are forward looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the risk factors discussed in CMD's Securities and Exchange Commission filings, the Company's future actual results could differ materially from those discussed above.

Headquartered in Milpitas, California, California Micro Devices (CMD) designs, manufactures and markets integrated thin-film, silicon-based termination and filtering passive components and active electronic circuitry. CMD's products target the requirements of computer, networking and communication-based customers for smaller, densely integrated devices that operate at higher frequencies with superior performance and functionality.

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